Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED  SEPTEMBER 30, 2020

Doylestown, Pennsylvania-November 6, 2020. HV Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported results for the Company for the quarter ended September 30, 2020.  At quarter end, the Company held total assets of $507.7 million (42.4% over prior year), total deposits of $371.1 million (30.4% increase over prior year) and total equity of $37.2 million (11.9% increase over prior year).  Highlights in the quarter include record growth in net earnings of 520% over the same period in 2019 or $2.1 million, or $1.02 per basic and diluted share vs. net earnings of $333,000, or $0.16 per basic and diluted share in 2019.   For the nine months ended September 30, 2020, net earnings increased 362% over the same period in 2019 or $3.7 million, or $1.82 per basic and diluted share vs. net income of $803,000, $0.39 per basic and diluted share.  For the quarter end September 30, 2020, ROA and ROE totaled 1.84% and 26.81%, respectively.  Shareholders’ equity increased 11.9% from $33.3 million at September 30, 2019 to $37.2 million at September 30, 2020, which increased book value for the Company from $14.67 per share to $16.75 per share over this same period.

Travis J. Thompson, Esq., Chairman, President & CEO, commented, “HVB’s historic record third quarter results are the culmination of a vision shared across the organization that a small community bank can outperform, given the proper strategic initiatives and superior execution.  The team at HVB believes what they are doing matters and they approach their work with dedication, and in light of Covid-19, extreme perseverance.  I could not be more proud of all our employees and what they have accomplished for our customers, communities and shareholders.  I look forward to continuing to work with this wonderful group of professionals as we continue to build out our vision of bringing joy to our customers through banking.”

Finally, Mr. Thompson noted, “The pandemic’s continued impact on our employees, customers and communities remain at the forefront of our thoughts and actions.  We continue to monitor all loans to customers potentially at risk due to the COVID-19 induced economic slowdown and have taken appropriate measures to adjust our loan loss provisions accordingly. The physical and financial health and safety of our bank, employees and customers remain our highest priority.”

Highlights for the quarter and nine months ended September 30, 2020 include:

•

Net income for the quarter was up 520% to $2.1 million compared to $333,000 from the same period in 2019. For the nine months ended, net income was $3.7 million compared to $803,000 in the same period in 2019, an increase of 362%.

•	Book value per share increased from $14.67 at September 30, 2019 to $16.75 at September 30, 2020.

•

Total combined revenue, comprising interest and non-interest income, for the quarter ended September 30, 2020 was $9.7 million, an increase of $4.4 million or 83.0% versus the same period in 2019. For the nine months ended September 30, 2020, total interest and non-interest income was $22.2 million, an increase of $8.4 million or 60.9% versus the same period in 2019.

•

Net interest income increased $744,000 and $1.4 million to $2.8 million and $7.5 million, respectively for the three and nine months ended September 30, 2020 from $2.1 million and $6.1 million, respectively for the three and nine months ended September 30, 2019.

•

Non-interest income increased $4.0 million and $7.2 million to $6.2 million and $12.3 million, respectively for the three and nine months ended September 30, 2020 from $2.2 million and $5.1 million, respectively for the three and nine months ended September 30, 2019.

•

The Bank continued the expansion of its Mortgage Operations successfully hiring three experienced originators and opening a new sales office in Mt. Laurel, NJ as we continue to expand market share in the tri-state area.

•	Improved Return On Assets (ROA) & Return On Equity (ROE) of 1.84% and 26.81% for the quarter and year to date ROA & ROE of 1.25% and 16.38% respectively.

COVID-19 Update:

•

Through participation in the SBA’s Paycheck Protection Program (“PPP”), the Company processed over 450 applications from new and existing customers with an aggregate outstanding balance of $75.7 million as of September 30, 2020.

•

The Company utilized the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) to fund a portion of PPP loans during the second and third quarter of 2020. As of September 30, 2020, the Company had $57.7 million in PPPLF advances outstanding.

•

As of September 30, 2020, the Company had accommodated 73 loan requests of payment deferrals for certain borrowers that were impacted by COVID-19. As of September 30, 2020, there were a total of four remaining residential loans in payment deferral with an outstanding balance of $1.8 million.

•

The Company continues to monitor its liquidity and capital. As of September 30, 2020, our capital ratios exceeded “well- capitalized” requirements (see selected consolidated financial data and other data).  As of September 30, 2020, the Company maintained $47.1 million, or 9.3% of total assets, of cash and cash equivalents and $144.8 million, or 28.5% of total assets, of available borrowing capacity. The $144.8 million of available borrowing capacity consisted of unused borrowing capacity of $122.7 million at the Federal Home Loan Bank of Pittsburgh, (“FHLB”), $18.0 million of borrowing capacity with the PPPLF, $3.0 million of borrowing capacity from the Atlantic Community Bankers Bank and a $1.1 million line of credit at the Federal Reserve Bank of Philadelphia.

Balance Sheet:  September 30, 2020 compared to September 30, 2019

Total assets increased $151.1 million, or 42.4%, to $507.7 million at September 30, 2020, from $356.6 million at September 30, 2019. The growth in total assets was primarily due to increases of $61.1 million in loans held for sale, $67.2 million in loans receivable, $19.9 million in cash and cash equivalents offset by a decrease of $3.6 million in available-for-sale securities. Included in total assets at September 30, 2020 and 2019 are right-of-use assets of $7.9 million and $5.8 million as part of the adoption of ASU 2016-02, Leases (Topic 842).

Total liabilities increased $147.2 million, or 45.5%, to $470.5 million at September 30, 2020, from $323.3 million at September 30, 2019. The increase in total liabilities was primarily from a $57.7 million increase in advances from the PPPLF, $86.5 million increase in deposits, $2.4 million in other liabilities and $2.3 million in operating lease liabilities offset by a $2.1 million decrease in securities sold under agreements to repurchase. Deposits increased $86.5 million between September 30, 2020 and September 30, 2019 primarily as a result of a $103.6 million increase in our core deposits offset by $17.1 million decrease in certificates of deposit. Our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) increased $103.6 million, or 50.6%, to $308.3 million at September 30, 2020 from $204.7 million at September 30, 2019. Offsetting this increase, was a decrease of $17.1 million, or 21.4% in certificates of deposit to $62.8 million at September 30, 2020 from $79.9 million at September 30, 2019. This decrease was primarily from a $24.0 million decrease in certificates of deposit issued through a broker which have a higher deposit cost offset by $6.9 million in retail growth.

Total shareholders’ equity increased $3.9 million, or 11.9%, to $37.2 million at September 30, 2020 compared to $33.3 million at September 30, 2019 primarily due to net income of $3.9 million.

Balance Sheet:  September 30, 2020 compared to December 31, 2019

Total assets increased $153.1 million, or 43.2% to $507.7 million at September 30, 2020, from $354.6 million at December 31, 2019. The growth in total assets was primarily due to increases of $62.2 million in loans held for sale, $60.8 million in loans receivable, $26.5 million in cash and cash equivalents, $2.6 million in the mortgage banking derivatives and $1.9 million in the operating lease right-of-use asset offset by a decrease of $3.2 million in available-for-sale investment securities.

Total liabilities increased $149.5 million, or 46.6%, to $470.5 million at September 30, 2020, from $321.0 million at December 31, 2019. The increase in total liabilities was primarily from an $87.3 million increase in deposit, $57.7 million increase in advances from the PPPLF, $2.1 million increase in operating lease liabilities and $2.8 million increase in other liabilities. Deposits increased because of our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) which increased $92.8 million, or 43.1%, to $308.3 million at September 30, 2020 from $215.5 million at December 31, 2019. Offsetting this increase, was a decrease of $5.5 million, or 8.1% in certificates of deposit to $62.8 million at September 30, 2020 from $68.3 million at December 31, 2019. This decrease in certificates of deposit was primarily from a $12.5 million decrease in certificates of deposit issued through a broker offset by retail growth of $7.0 million.

Total shareholders’ equity increased $3.6 million, or 10.7% to $37.2 million at September 30, 2020 compared to $33.6 million at December 31, 2019 primarily due to net income of $3.7 million.

Income Statement: September 30, 2020 compared to September 30, 2019

Net Interest Income:

Net interest income increased $744,000 to $2.8 million for the quarter ended September 30, 2020, from $2.1 million for quarter ended September 30, 2019. The increase reflected a $21.2 million increase in our net interest-earning assets, which increased to $67.5 million for the quarter ended September 30, 2020 from $46.3 million for the quarter ended September 30, 2019.  Net interest income increased $1.4 million to $7.5 million for the nine months ended September 30, 2020 from $6.1 million for nine months ended September 30, 2019. Our net interest-earning assets increased $17.3 million to $61.3 million for the nine months ended September 30, 2020 from $44.0 million for the nine months ended September 30, 2019.

Provision for loan losses:

Provision for loan losses increased by $180,000 to $424,000 for the quarter ended September 30, 2020 from $244,000 during the quarter ended September 30, 2019 primarily as result of net charge-offs of $360,000 related to certain medical education loans during the three months ended September 30, 2020. During the quarter ended September 30, 2019, we recorded net charge-offs of $92,000. Provision for loan losses increased by $213,000 to $985,000 for the nine months ended September 30, 2020 from $772,000 during the nine months ended September 30, 2019. During the nine months ended September 30, 2020, total charge-offs of $514,000 recorded and $1,000 of recoveries were received compared to total charge-offs of $398,000 were recorded and $4,000 of recoveries were received during the nine months ended September 30, 2019. Due to continued uncertainty of the economic conditions resulting from the COVID-19 pandemic, the Company increased the qualitative factors in the calculation of the allowance for loan losses. The Company will continue to monitor and additional adjustment to the allowance for loan losses may be necessary.

Non-Interest Income:

Non-interest income was $6.2 million and $12.3 million for the quarter and nine months ended September 30, 2020, respectively, compared to $2.2 million and $5.1 million for the same periods in 2019. The increase in non-interest income of $4.0 million to $6.2 million for the quarter ended September 30, 2020 compared to $2.2 million for the same period in 2019 was primarily due to $1.9 million in change in fair value of loans held for sale, $1.3 million increase in the gain on sale of loans, net, and an $838,000 increase on gain on derivative instruments. The increase in non-interest income of $7.2 million to $12.3 million for the nine months ended September 30, 2020 from $5.1 million for the nine months ended September 30, 2019 was primarily a $4.0 million increase in the gain on sale of loans, net, $1.9 million in change in fair value of loans held for sale, and an $1.1 million increase on gain on derivative instruments.

Non-Interest Expense:

Total non-interest expense increased $2.1 million, or 59.4%, to $5.7 million for the quarter ended September 30, 2020 from $3.6 million for the quarter ended September 30, 2019 and increased $4.3 million, or 44.5%, to $13.7 million for the nine months ended September 30, 2020 from $9.4 million for the nine months ended September 30, 2019.  The increase for the three months ended September 30, 2020, compared to the three months of September 30, 2019, was primarily as a result of an increase of $1.5 million in salaries and employee benefits, $405,000 in other expenses and $117,000 in data processing related operations costs. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to 118 as of September 30, 2020 from 95 as of September 30, 2019 primarily as a result of the expansion of the Company’s lending and business banking operations. For the nine months ended September 30, 2020, the increase was primarily a result of additional salaries and employee benefits of $2.8 million, $856,000 in other expenses and $216,000 in data processing related operations costs.

Income Taxes:

Income tax expense was $785,000 and $1.4 million for the quarter and nine months ended September 30, 2020, respectively, compared to $101,000 and $203,000 during the quarter and nine months ended September 30, 2019. The increase in income tax expense for the quarter and nine months ended September 30, 2020, respectively compared to the same periods a year ago reflected an increase in income before taxes.

Net Income & Book Value:

Net income increased $1.7 million to $2.1 million, or approximately $1.02 per basic and diluted share for the quarter ended September 30, 2020, as compared to $333,000, or approximately $0.16 cents per basic and diluted share for the quarter ended September 30, 2019.  Net income increased $2.9 million to $3.7 million, or approximately $1.82 per basic and diluted share for the nine months ended September 30, 2020, as compared to $803,000, or approximately $0.39 cents per basic and diluted share for the nine months ended September 30, 2019. Book value per share increased from $14.67 at September 30, 2019 to $16.75 at September 30, 2020.

Asset quality:

At September 30, 2020, the Company’s non-performing assets totaled $2.3 million, or 0.44% of total assets compared to $3.7 million or 1.04% at December 31, 2019. Non-performing assets decreased primarily because of $736,000 decrease in one-to-four family residential real estate loans, $441,000 decrease in medical education loans and $269,000 decrease in home equity and HELOCs loans compared to December 31, 2019. There were no non-accruing troubled debt restructurings at September 30, 2020 and December 31, 2019.

The allowance for loan losses totaled $1.9 million, or 0.71% of total loans and 84.5% of total non-performing loans at September 30, 2020 as compared to $1.4 million, or 0.56% of total loans and 38.8% of total non-performing loans at December 31, 2019.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, six full service bank offices and one limited service bank office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

	At September 30, 2020	At December 31, 2019	At September 30, 2019
(In thousands)	Unaudited	Unaudited	Unaudited
Financial Condition Data:
Total assets	$507,739	$354,586	$356,559
Cash and cash equivalents	47,126	20,625	27,255
Investment securities available-for-sale, at fair value	17,961	21,156	21,588
Equity securities	500	500	500
Loans held for sale at fair value	100,101	37,876	39,013
Loans receivable, net	315,823	255,032	248,581
Deposits	371,116	283,767	284,576
Federal Home Loan Bank advances	26,228	27,000	27,000
Federal Reserve's PPPLF advances	57,714	—	—
Securities sold under agreements to repurchase	—	—	2,104
Total liabilities	470,504	320,987	323,275
Total shareholders’ equity	37,235	33,599	33,284

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
(In thousands except per share data)	(Unaudited)		(Unaudited)
Operating Data:
Interest income	$3,539	$3,111	$9,893	$8,698
Interest expense	720	1,036	2,411	2,609
Net interest income	2,819	2,075	7,482	6,089
Provision for loan losses	424	244	985	772
Net interest income after provision for loan losses	2,395	1,831	6,497	5,317
Gain on sale of loans, net	3,044	1,680	7,000	2,977
Other non-interest income	3,151	525	5,284	2,158
Non-interest income	6,195	2,205	12,284	5,135
Non-interest expense	5,742	3,602	13,650	9,446
Income before income taxes	2,848	434	5,131	1,006
Income tax expense	785	101	1,423	203
Net income	$2,063	$333	$3,708	$803

Earnings per share-Basic	$1.02	$0.16	$1.82	$0.39
Earnings per share -Diluted	$1.02	$0.16	$1.82	$0.39
Dividends Declared per share	N/A	N/A	N/A	N/A
Average common shares outstanding- Basic	2,026,875	2,044,303	2,039,106	2,038,799
Average common shares outstanding- Diluted	2,026,875	2,044,303	2,039,106	2,043,470
Shares outstanding end of period	2,222,802	2,268,917	2,222,802	2,268,917
Book value per share	$16.75	$14.67	$16.75	$14.67

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Performance Ratios:
Return on average assets(1)	1.84%	0.39%	1.25%	0.33%
Return on average equity(1)	26.81	4.12	16.38	3.36
Interest rate spread (2)	2.51	2.31	2.47	2.41
Net interest margin (3)	2.63	2.52	2.64	2.59
Efficiency ratio (4)	63.70	84.16	69.06	84.16
Average interest-earning assets to average interest-bearing liabilities	118.72	116.37	119.33	116.36

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.44%	1.00%	0.44%	1.00%
Non-performing loans as a percent of total loans	0.71	1.43	0.71	1.43
Allowance for loan losses as a percent of non-performing loans	84.54	37.55	84.54	37.55
Allowance for loan losses as a percent of total loans	0.60	0.54	0.60	0.54
Net charge-offs to average outstanding loans during the period	0.12	0.04	0.18	0.17

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	12.22%	15.25%	12.22%	15.25%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.36	8.61	8.36	8.61
Tier 1 risk-based capital (to risk weighted assets)	12.22	15.25	12.22	15.25
Total risk-based capital (to risk weighted assets)	12.91	15.94	12.91	15.94
Average equity to average total assets (7)	6.88	9.48	7.61	9.83

__________________

(1)	Annualized for the three and nine months ended September 30, 2020 and 2019.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are end of period ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average total assets.